AGREEMENT

     THIS AGREEMENT is made on the _______ day of ___________, 199_, between HealthCore Medical Solutions, Inc., a Delaware corporation with its principal offices located in Grandview, Missouri ("HealthCore") ______________ and _____________, a corporation ("Provider").

     WHEREAS, Provider has developed and operates a system of ___________; and

     WHEREAS, HealthCore has developed a program (the "Program") to provide reduced prices and/or other benefits for various products and services to its enrollees through certain provider networks selected by HealthCore, and the parties desire that Provider provide certain services for HealthCore's enrollees as described herein.

     NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. As used herein, the term "Participant" means an enrollee in HealthCore's Program regarding whom HealthCore has notified Provider that the enrollee is entitled to receive the rights, prices and benefits to be provided by and/or through Provider hereunder.

     2. Effective as of _______ __, 19__, Provider shall act as a provider in HealthCore's Program. Among other things, Provider, at its sole cost, shall provide the following services:

     A. Provide to all Participants all rights, prices and benefits described on the Provider Benefit Schedule, attached hereto as Exhibit A and by reference incorporated herein, unless HealthCore and Provider mutually agree upon a change therein;

     B. Provide all personnel, equipment, and facilities necessary to ensure that all Participants receive all services, rights and benefits to which they are entitled hereunder;

     C. Maintain complete, current and accurate listings of provider locations and make the information on that list reasonably available to HealthCore, who may then disclose such portions of that information as it considers appropriate to the Participants;

     D. Reasonably cooperate with HealthCore with respect to the services that Participants are to receive;


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     E. Supply HealthCore with usage data at least every calendar quarter beginning with the quarter starting _____________, 19___ which shall specifically include the names of all Participants receiving benefits hereunder, their membership and group numbers, the dates of usage and benefits received, the amount paid for the benefits and the usual and customary charge for those benefits;

     F. Refer to HealthCore any Participants who have a controversy regarding HealthCore's Program;

     G. Train appropriate Provider personnel regarding HealthCore's Program;

     H. Supply HealthCore with information deemed by Provider and HealthCore to be appropriate for describing to Participants, and potential Participants, the services to be provided by Provider;

     I. Such other services as may be mutually agreed upon from time to time by HealthCore and Provider.

     3. HealthCore, at its sole cost, shall provide the following services regarding the Program:

     A. Market its Program to potential Participants through sources selected by HealthCore, enroll Participants, and collect enrollment fees in amounts determined by HealthCore which, except as specifically provided herein, shall be the sole property of HealthCore;

     B. Establish a method for Provider to determine the identity of Participants and provide to Provider, in a format mutually agreed upon by Provider and HealthCore, information reasonably required by Provider to include Participants within Provider's system;

     C. Provide to each Participant a card in a format reasonably acceptable to Provider, which Provider will honor to permit the Participant to access Provider's benefits system; and

     D. Such other services as may be mutually agreed upon by HealthCore and Provider from time to time.

     4. HealthCore's Program shall operate under the name or names selected by HealthCore from time to time.

     5. This Agreement shall not create a partnership, joint venture or similar relationship between HealthCore and Provider, who for all purposes shall be independent contractors. Nothing contained herein shall be construed to the contrary.

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     6. HealthCore shall be the sole owner of all trademarks, tradenames, and similar names and marks used regarding its Program, and uses of any such names and marks by Provider shall accrue to the benefit of HealthCore. Furthermore, HealthCore shall remain the sole owner of all equipment, information, data, materials, and enrollments in the Program, all of which shall be promptly returned by Provider to HealthCore if for any reason this Agreement terminates, subject to any rights Provider may have pursuant to this Agreement.

     7. Provider shall be the sole owner of trademarks, tradenames, and similar names and marks used regarding its system, and uses of any such names and marks by HealthCore shall accrue to the benefit of Provider.

     8. Subject to Paragraph 9 below, this Agreement shall remain in effect until terminated as provided below. Subject to the following sentence, either party may terminate this Agreement with or without cause at any time upon ninety
(90) days written notice to the other party, but neither party shall be permitted to give such termination notice earlier than _________ (_____) years after the execution date of this Agreement. Notwithstanding the foregoing, HealthCore may sooner terminate this Agreement at such time, if any, as it generally terminates the benefits portion of its Program.

     9. Notwithstanding any termination of HealthCore's Program, or of this Agreement, HealthCore and Provider shall continue to perform their duties hereunder with regard to Participants who enroll in HealthCore's Program prior to the termination of this Agreement, specifically including but not limited to Provider continuing to provide benefits for the entire term of each Participant's enrollment.

     10. A. Provider shall not use the name HealthCore, HealthCare Solutions Card, or any other trademark (whether or not registered) now or in the future associated with HealthCore's Program, or any materials, literature, brochures, or other documents regarding that Program, without the prior written approval of HealthCore, which approval shall not be unreasonably withheld.

          B. HealthCore shall not use the name , or any other tradename (whether or not registered) now or in the future associated with Provider's system, or any materials, literature, brochures, or other documents regarding that system, without the prior written approval of Provider, which approval shall not be unreasonably withheld.


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     11. Except as otherwise required by law or this Agreement all material, forms, data, manuals, records, reports and other information regarding Participants and their participation in HealthCore's Program shall be the property of HealthCore, and shall constitute confidential proprietary business information of HealthCore which shall be maintained in confidence by Provider on behalf of HealthCore. Upon termination of participation in the Program for any reason by Provider, Provider shall promptly return to HealthCore all material regarding HealthCore's Program, including brochures, reports, data, supplies, equipment and manuals which are still in Provider's possession or control, but Provider shall specifically not be obligated to retrieve and/or return any such material which has already been distributed by it. However, Provider shall have the right, both during and after any termination of this Agreement, to use data derived from its performance under this Agreement as part of cumulative summaries of data for general business purposes, but in no event shall any such use include names, addresses, or any other information regarding specific Participants or groups of Participants, transactions or other such noncumulative uses.

     12. Except as otherwise required by law or this Agreement all material, forms, data, manuals, records, reports and other information regarding Provider's system shall be the property of Provider, and shall constitute confidential proprietary business information of Provider which shall be maintained in confidence by HealthCore on behalf of Provider. Upon termination of Provider's participation in HealthCore's Program for any reason, HealthCore shall promptly return to Provider all material regarding Provider's system, including brochures, reports, data, supplies, equipment and manuals, which are still in HealthCore's possession or control, but HealthCore shall specifically not be obligated to retrieve and/or return any such material which has already been distributed by it. However, HealthCore shall have the right, both during and after any termination of this Agreement, to use data regarding Provider's system derived from its performance under this Agreement as part of cumulative summaries of data for general business purposes.

     13. HealthCore shall indemnify, defend and hold harmless Provider and its officers, directors, shareholders, employees, attorneys and agents from and against any claims, liabilities, damages, expenses, duties, obligations, actions and causes of action directly or indirectly relating to or resulting from any negligence, actions, transactions, occurrences, omissions or other failure by HealthCore and/or its agents, representatives or subcontractors to properly perform their obligations hereunder or with regard to the services to be provided as described herein, which is not materially contributed to by the negligence or failure to perform its obligations hereunder by Provider.

     14. Provider shall indemnify, defend and hold harmless HealthCore and its assignee, if any, and their officers, directors,


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shareholders, employees, attorneys and agents from and against any claims, liabilities, damages, expenses, duties, obligations, actions and causes of action directly or indirectly relating to or resulting from any negligence, actions, transactions, occurrences, omissions or other failure by Provider and/or its agents, representatives, subcontractors or pharmacies to properly perform their obligations hereunder or with regard to the services to be provided as described herein (specifically including, but not limited to their duties under Paragraph 15 below) which is not materially contributed to by the negligence or failure to perform its obligations hereunder by HealthCore (or its assignee).

     15. Provider shall be solely responsible for ensuring that all aspects of its system fully and timely comply with all legal obligations and requirements in all jurisdictions and all other applicable requirements and standards.

     16. Throughout the term of this Agreement, Provider shall maintain in effect the following insurance coverage with insurance companies acceptable to
HealthCore: ___________________________________________________________________
___________________________________. Provider shall cause HealthCore to be included as an additional named insured on such insurance, and shall deliver certificates of the insurance to HealthCore.

     17. This Agreement is non-exclusive. Both parties reserve the right to enter into agreements for and with, and to participate in, other benefit programs and discount programs, whether or not the other party to this Agreement is affiliated with such other programs.

     18. Under no circumstance shall HealthCore be obligated to pay to Provider, or reimburse Provider for, the cost of any purchases or claims relating to any Participant, or any other amount whatsoever, which HealthCore does not specifically agree to pay hereunder.

     19. During the term of this Agreement, and for a period of eighteen (18) months after the termination hereof, or for so long as HealthCore's Program is still in existence, whichever is shorter, Provider shall not knowingly solicit, directly or indirectly, other than through HealthCore, any of the following to participate in any manner in Provider's system:

     A. Any employer or other representative of a group of persons who were Participants during the term of this Agreement;

     B. Any broker, agent or other representative that assisted with marketing HealthCore's Program during the term of this Agreement to an entity mentioned


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          in Sub-Paragraph A above and solely with regard to such entity; or

     C.   Any individual who is or was a Participant.

     20. In the event that any provision of this Agreement shall be held to be illegal or otherwise unenforceable for any reason whatsoever, such provision shall be severed and the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect provided, however, if the severing of such provision results in a material alteration of this Agreement, the remaining provisions of this Agreement shall be adjusted equitably so that no party benefits disproportionately.

     21. This Agreement may not be assigned by either party without the written consent of the other party, except that the rights and duties of HealthCore may be assigned to any subsidiary or parent entity or any other entity to which substantially all of the assets of HealthCore may be transferred.

     22. This Agreement shall supersede and replace all prior agreements between the parties, all of which shall be deemed canceled as of the effective date of this Agreement.

     23. All notices hereunder shall be considered sufficiently given when actually delivered or when sent and received by facsimile transmission; or three
(3) business days after being deposited in the U.S. Mail, postage prepaid, certified mail return receipt requested; addressed as follows:

     A.   To Provider:
          _____________________________________________
          _____________________________________________
          _____________________________________________
          _____________________________________________


     B.   To HealthCore:

          HealthCore Medical Solutions, Inc.
          Attn: Chief Operating Officer
          11904 Blue Ridge Blvd.
          Grandview, Missouri 64030
          Facsimile No. (816) 765-6573

     Either party, by notice to the other party, may change the address(es) and/or number(s) to which notices to it are to be given.


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     24. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns, and shall be governed by the laws of, and for all purposes considered to have been entered into in, the State of Missouri.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year written above.

                                         HEALTHCORE MEDICAL SOLUTIONS, INC.

                                         By ___________________________


                                           ___________________________________


                                         By ___________________________




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                                    EXHIBIT A

                            PROVIDER BENEFIT SCHEDULE